SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                PAYCHEX, INC.
---------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)



---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:

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
                                   PAYCHEX


                                PAYCHEX, INC.
                          911 Panorama Trail South
                       Rochester, New York  14625-0397


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To Be Held on October 2, 1997


To the Stockholders:

   The Annual Meeting of Stockholders of Paychex, Inc., will be held at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York on Thursday, October 2, 1997. A continental breakfast will be available from 9:00 a.m. to 10:00 a.m. The Annual Meeting will begin at 10:00 a.m. for the following purposes:

   1.     To elect eight directors;

   2. To consider and act upon a proposal to amend the Certificate of Incorporation to increase the authorized shares of common stock from 150,000,000 to 300,000,000; and

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors of the Company has fixed the close of business on August 4, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

   It is important that all shares be represented at the meeting. The Board of Directors extends a cordial invitation to all stockholders to attend the meeting. However, if you are unable to attend the meeting, you are requested to sign, date and return the enclosed Proxy in the return envelope. You may revoke your Proxy and vote in person if you decide to attend the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   /s/ John M. Morphy
                                   ----------------------
                                   John M. Morphy
                                   Secretary

Rochester, New York
August 8, 1997

                               PROXY STATEMENT

                                PAYCHEX, INC.
                          911 Panorama Trail South
                       Rochester, New York  14625-0397

   The Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Paychex, Inc. ("Company"), a Delaware corporation, to be used at the Annual Meeting of Stockholders to be held on Thursday, October 2, 1997, at 10:00 a.m. for the purposes set forth in the foregoing Notice of Annual Meeting. The cost of this solicitation will be borne by the Company. The Board has fixed the close of business on August 4, 1997 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the meeting. The Company had outstanding on that date 108,593,532 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares (54,296,767 shares) present in person or by proxy will constitute a quorum.

   If the enclosed Proxy is properly executed and returned, the shares represented will be voted by the proxies in accordance with the stockholder's directions. If the Proxy is signed and returned without choices having been specified, the shares will be voted FOR the eight nominees described in the following pages and FOR Proposal 2 as set forth in the Notice and described in the following pages. The Proxy may be revoked by the person giving it at any time prior to its use by a written revocation, submission of a later dated Proxy, or in person at the meeting.

   With regard to the election of directors, votes may be cast for nominees or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstention may not be specified on the proposal relating to the election of directors, but abstention may be specified on Proposal 2. Since Proposal 2 requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors, but will have the same effect as a vote against Proposal 2.

   The Proxy Statement and Proxy are being mailed to stockholders on or about August 8, 1997.

   All applicable information provided in this Proxy Statement has been restated to reflect the three-for-two stock splits in May 1997, May 1996 and May 1995.

PROPOSAL 1 - ELECTION OF DIRECTORS

   Eight directors are to be elected to the Board of Directors. The Board of Directors has nominated the persons listed on the following pages for election.

   If elected, each nominee will hold office until the Annual Meeting to be held in 1998 and until his successor is elected and shall qualify.

   The Board of Directors recommends the election of the eight nominees and it is intended that the proxies named (unless otherwise directed) will vote the Proxy FOR the election of these nominees. Although the Board of Directors believes that all of the nominees will be available to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Company. However, the enclosed Proxy cannot be voted for more than eight nominees.

Nominees For Election

   The following table sets forth certain information, as of June 30, 1997, with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer. Under the rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                                                           Amount and
                                                                            Nature of
                                                                            Beneficial       Percentage
                                                             Served as     Ownership of         of
                                      Principal              Director      Common Stock       Common
Name of Nominee           Age         Occupation              Since           (1)(2)           Stock
----------------------------------------------------------------------------------------------------------------
B. Thomas Golisano        55     Chairman, President &         1979        12,672,103          11.6
                                 Chief Executive Officer
                                 of Paychex, Inc.

Donald W. Brinckman       66     Chairman and Founder          1990            56,250           (3)
                                 of Safety-Kleen Corp.

Steven D. Brooks          46     Private Investor              1995                 0           (3)

G. Thomas Clark           59     Director                      1980           401,820           (3)

Phillip Horsley           58     Managing Director of          1982           155,114           (3)
                                 Horsley Bridge Partners

Grant M. Inman            55     Partner of Inman & Bowman     1983           199,425           (3)

Harry P. Messina, Jr.     64     Partner of Woods, Oviatt      1985           181,096           (3)
                                 Gilman, Sturman & Clarke
                                 LLP

J. Robert Sebo            61     Director                      1979         1,962,950           1.8

(1) Included in this column are the following shares with respect to which nominees have or share voting or investment power (including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power), and as to which the nominees disclaim beneficial ownership: Mr. Golisano-123,102 shares owned by a foundation of which he and Mr. Clark are trustees; Mr. Clark-206,321 shares, including the same foundation shares; Mr. Horsley-5,437 shares; Mr. Inman- 4,537 shares; Mr. Messina-122,782 shares; and Mr. Sebo-5,023 shares.
(2) This column also includes the following shares which may be acquired within 60 days by exercise of options: Mr. Horsley-35,438 shares; Mr. Inman-35,438 shares; and Mr. Messina-35,438 shares.
(3)  Percentage is less than 1%.

   Mr. Golisano founded Paychex, Inc., in 1971 and is Chairman, President and Chief Executive Officer of the Company. He serves on the Board of Trustees of Rochester Institute of Technology and on the boards of several privately-held companies. He is former chairman of Greater Rochester Fights Back (a coalition to combat illegal drugs and alcohol abuse), has served on the boards of numerous non-profit organizations, and is founder of the B. Thomas Golisano Foundation.

   Mr. Brinckman is the founder and Chairman of Safety-Kleen Corp., which was founded in 1968. He also serves on the boards of Sherman Health Systems, Johnson Worldwide Associates, and Snap-On Incorporated.

   Mr. Brooks is a private investor and strategic advisor to information technology companies. From 1994 to 1996, he served as head of Global Technology Investment Banking at Union Bank of Switzerland. From 1989 to 1994, Mr. Brooks participated as a principal in two private investment partnerships, Rainwater Inc. and The Powerhouse Group. Prior to 1991, Mr. Brooks served in senior investment banking positions at Alex. Brown and Sons and Robertson Stephens and Co., specializing in the information technology sector, and practiced securities law at Davis Polk and Wardwell in New York City. At present, Mr. Brooks holds seats on the Boards of Directors of QuickResponse Services, Inc. and Veritas Software Corporation, as well as several privately-held companies.

   Mr. Clark retired as Sr. Vice President of Finance, Secretary and Treasurer of Paychex, Inc., in October 1996. He joined Paychex in 1979 after spending eighteen years in the commercial banking business. He currently is a member of the Board of Directors of Magnetic Technologies Corp., and several privately-held companies. He is also a director of Unity Health Systems and the Rochester School of the Holy Childhood.

   Mr. Horsley is the founder and Managing Director of Horsley Bridge Partners, a financial services firm founded in 1983, focused on the management of private equity investments for institutional investors.

   Mr. Inman is co-founder and general partner of Inman & Bowman, a private venture capital partnership formed in 1985, with $43.5 million of capital under management. He also serves as a director of Lam Research Corporation and InSite Vision, Inc., and several privately-held companies. Mr. Inman is also a trustee of the University of California, Berkeley Foundation and is also a trustee of the University of Oregon Foundation.

   Mr. Messina has for more than five years been a senior partner in the law firm of Woods, Oviatt, Gilman, Sturman & Clarke LLP, the Company's general counsel. He also serves on the Advisory Board of M & T Bank, the Board of Trustees of St. Joseph's Villa, and the Board of Directors of Rochester Management, Inc., and other privately-held companies.

   Mr. Sebo was elected to the Board of Directors in 1979 after holding many sales and operations positions within the Company. Prior to his retirement in 1995 he was Senior Vice President/Director of Eastern Operations. He joined Paychex, Inc., in 1974 and opened the Cleveland, Ohio office. For fourteen years prior to that he held sales and marketing management positions in the Cadillac Motor Car Division of General Motors Corporation.

PROPOSAL 2 - AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

   At the Annual Meeting there will be submitted to stockholders a proposal to increase the number of shares of common stock the Company is authorized to issue. The Board of Directors recommends adoption of the proposal.

   The Company presently is authorized to issue 150,000,000 shares of common stock having a par value of $.01 per share. As of August 4, 1997 there were 108,593,532 shares of common stock issued and outstanding. Of the remaining shares, 3,432,526 shares are reserved for unexercised options granted to employees and members of the Board from the 1987, 1992 and 1995 Stock Incentive Plans and 1,111,161 shares are reserved for future grants under the Company's 1995 Stock Incentive Plan.

   From time to time, the Company has issued additional shares of common stock for various purposes. During fiscal 1997, the Company issued 36,171,235 shares in a three-for-two stock split, 267,095 shares upon exercise of stock options and 5,073,914 shares pursuant to mergers with National Business Solutions, Inc. (4,401,744 shares), The Payroll Service, Inc. (82,781 shares) and Olsen Computer Systems, Inc. (589,389 shares). During fiscal 1996, the Company issued 260,700 shares for the acquisition of The Payroll Company, Inc. (d/b/a Payday) and 746,850 shares in the merger with Pay-Fone Systems, Inc.

   On July 10, 1997, the Board unanimously approved a resolution, subject to stockholder approval at the Annual Meeting on October 2, 1997, to amend Paragraph 4 of the Company's Certificate of Incorporation ("Certificate") to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000. The pertinent provisions of the amendment to the Certificate are set forth in Exhibit A to this Proxy Statement. The Affirmative vote of holders of a majority of the outstanding shares of common stock is required to adopt the proposed amendment. The amendment, if approved by the stockholders, will take effect at the close of business on October 2, 1997.

   The purpose of the amendment is to provide the Company with additional shares of common stock which may be made available for future financing and acquisition transactions, stock dividends or splits, employee benefit plans and other general corporate purposes. If the amendment is approved, the Company also will have generally greater flexibility in the future to issue shares in excess of those presently authorized, without the expense and delay of a special stockholders' meeting.

   Except in connection with its stock option plans discussed above, the Company currently has no arrangements or understandings for the issuance of additional shares of common stock and, as set forth in the Company's Certificate, no holder of common stock has any preemptive right with respect to the common stock. If the Board deems it in the best interests of the Company and the stockholders to issue additional shares of common stock in the future, the Board generally would not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by applicable law or regulations.

   Should the Board desire to issue additional shares of common stock in the future, such issuance of additional shares could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company's Board. The Company has no knowledge that any person intends to effect such a transaction.

COMPLIANCE WITH SECTION 16 (a) OF SECURITIES EXCHANGE ACT OF 1934

   Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires directors, officers and beneficial owners of more than 10% of the Company's common stock to file with the Securities and Exchange Commission reports of transactions in the stock. Because of the complexity of the rules, the Company agreed to assume the responsibility for timely filing such reports for those reporting persons who so requested and who agreed to advise the Company promptly of changes in the ownership of the Company's equity securities.

   The Company believes that during the fiscal year ended May 31, 1997,
Section 16 (a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except for a report involving one transaction by Donald W. Brinckman and a report involving one transaction by Harry P. Messina, Jr., each of which were filed late by the Company.

BOARD MEETINGS AND COMMITTEES

   The Board of Directors of the Company met five times during the fiscal year ended May 31, 1997 ("fiscal 1997"). No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1997 or of all meetings of any Committee upon which such director served during fiscal 1997. Non-employee directors are paid $6,000 annually plus $1,000 for each Board meeting and $500 for each Committee meeting attended.

   The Executive Committee is comprised of Messrs. Golisano, Clark and Horsley and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except as limited by law. There were two meetings of the Executive Committee during fiscal 1997.

   The Audit Committee is comprised of Messrs. Brinckman, Brooks, Clark and Messina. The Audit Committee held three meetings during fiscal 1997. The Committee is responsible for monitoring Management's standards and practices for financial reporting and the effectiveness of the Company's system of internal control.

   The Compensation Committee is comprised of Messrs. Brinckman, Horsley, Inman and Sebo. The Committee met once during fiscal 1997. The Committee makes recommendations with respect to the amount of officers' salaries and grants of stock options to the Company's employees.

   The Investment Committee is comprised of Messrs. Brooks, Horsley and Inman. The Committee met once during fiscal 1997. The Committee is responsible for setting and reviewing investment policies and reviewing the investment portfolio's performance, market risks and credit risks.

   There is no standing Nominating Committee of the Board of Directors. Stockholders who wish to suggest nominees for election as directors at future annual meetings should do so in writing addressed to the Chairman.

OTHER EXECUTIVE OFFICERS

   Daniel A. Canzano, 43, was elected Vice President, Information Technology in April 1993. Mr. Canzano has been with the Company since 1989 and has served as a Zone Sales Manager and Director of Information Technology.

   William Kuchta, 50, joined the Company in February 1995 and was elected Vice President, Organizational Development in April 1996. Prior to joining the Company (1993 to 1995), Mr. Kuchta was principal of his own consulting firm and served as Vice President of Human Resources of Fisons Corporation from 1989 to 1993.

   John M. Morphy, 49, joined the Company in October 1995 and was elected Vice President, Director of Finance in July 1996 and elected Chief Financial Officer and Secretary in October 1996. Prior to joining the Company, Mr. Morphy served as Chief Financial Officer and in other senior management capacities for over 10 years at Goulds Pumps, Incorporated.

   Eugene R. Polisseni, 57, has served as Vice President, Marketing since April 1989. Mr. Polisseni has been with the Company since 1977 and during that period served in various capacities.

   Diane Rambo, 46, was elected Vice President, Electronic Network Services in October, 1994. Ms. Rambo has been with the Company since August 1980 and has served as Director of Electronic Network Services and as a Branch Manager.

   Edmund S. Russo, 60, was elected Vice President, Director of Western Operations in April 1989 and Vice President, Director of Operations in October, 1994. Mr. Russo joined the Company in January 1987 and prior to being elected Vice President, served as a Regional Manager.

   Walter Turek, 45, has served as Vice President, Sales since April 1989.
Mr. Turek has been with the Company since 1979 and has served in various sales management capacities.

   In May 1997, John T. Carlen, 49, resigned from the Company to pursue other interests. Mr. Carlen joined the Company in August 1993 and was elected Executive Vice President in October 1993. Prior thereto (1981-1993), Mr. Carlen served in various executive positions with the May Department Store Company.

REPORT OF THE COMPENSATION COMMITTEE

Compensation of Chief Executive Officer

   The Compensation Committee ("Committee") recommends to the Board of Directors the compensation to be paid to the Chief Executive Officer ("CEO"). In performing that function, the Committee reviews the range and components of compensation paid to CEO's of other public companies. In particular, the Committee looks to those public companies whose size and performance with respect to revenue, earnings per share and stock price are similar to those of Paychex, Inc.

   Mr. Golisano's substantial stock position in the Company assures the Committee of his close identification with the interests of its stockholders. His compensation has been limited to his salary and participation in the Officer Incentive Program discussed on the following page. Each recommended adjustment is reflective in part of the Committee's evaluation of the Company's performance in the three areas discussed above as well as other areas. Adjustments also reflect the Committee's opinion of the impact, both short- and long- term, which Mr. Golisano's creativity, strategic focus and leadership had on these and other factors.

   Mr. Golisano's fiscal 1997 compensation (including base salary and bonus under the Officer Incentive Program) was 19.3% over that in fiscal 1996. Mr. Golisano's base salary and bonus was based in part on the Company's performance during fiscal 1997. The Company's fiscal 1997 total revenue increased 29.7%, dividends paid per share increased 29.4%, earnings per share increased 37.3%, and its stock price increased 25.3% over the prior year's figures.

Compensation of Other Executive Officers

   Recommended compensation for senior executives other than the CEO is determined by the Compensation Committee after the CEO provides the Committee with his evaluation of the performance of each senior officer and his recommendation with respect to salary, bonus and stock options. Committee members discuss his recommendations in light of their own experiences and familiarity with levels and components of compensation for persons with similar responsibilities in other public companies. The goal of the Committee is to compensate fairly for the job done, to reward extraordinary performance or promise and to encourage long-term identification with stockholder interest through award of stock options under the Company's Stock Incentive Plan. Company performance is also considered.

   The Compensation Committee's recommendations are presented to the Board for discussion and decision. An officer-director whose compensation is being considered is excused from that portion of the meeting. In fiscal 1997, all recommendations of the Committee were approved by the Board. Base salary changes are prospective and are made following the annual stockholders' meeting in October. Thus, salary adjustments and stock option grants are made four to five months after the Company's fiscal year-end in May.

   The Compensation Committee and the Board have instituted an Officer Incentive Program whereby a portion of the compensation of senior executive officers, including the CEO, is incentive-based and dependent upon the Company's performance. The performance factor, currently net income growth, minimum, target and maximum levels, and bonus percentage of base compensation, are established for the new year within 45 days after the end of the prior fiscal year.

Impact of Section 162(m) of the Internal Revenue Code

   Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, unless specified requirements are met. The Compensation Committee has carefully considered the impact of this provision in the Tax Law. At this time, it is the Committee's intention to continue to compensate all officers based on overall performance. The Committee expects that most, if not all compensation paid to officers will qualify as a tax deductible expense. However, it is possible that at some point in the future, circumstances may cause the Committee to authorize compensation that is not deductible.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Messrs. Brinckman, Horsley, Inman and Sebo. All members of the Compensation Committee are non- employees of the Company. None of the Company's executive officers serves on the board of any other entity which employs a member of the Compensation Committee.

EXECUTIVE OFFICER COMPENSATION

   The following table sets forth all compensation received by the Company's Chief Executive Officer and the Company's five other most highly compensated Executive Officers during the last three fiscal years ended May 31, 1997, 1996 and 1995, respectively.

                                                   Summary Compensation Table
----------------------------------------------------------------------------------------------------------------
                                                                     Long-Term
                          Annual Compensation                       Compensation
-----------------------------------------------------------------   ------------
                                                                      Number of
                                                                       Shares
                                                                     Underlying
                                                                      Options          All Other
Name and Principal Position       Year     Salary         Bonus       Granted       Compensation (1)
----------------------------------------------------------------------------------------------------------------
B. Thomas Golisano                1997     $490,625     $150,000         0              $5,328
Chairman, President &             1996     $465,625     $ 71,250         0              $4,797
Chief Executive Officer           1995     $440,625     $ 59,850         0              $4,153

John T. Carlen (2)                1997     $284,375     $ 87,000       30,000           $4,563
Executive Vice President          1996     $269,375     $ 41,250       33,750           $4,185
                                  1995     $246,875     $ 34,580       67,500           $3,686

Edmund S. Russo                   1997     $232,500     $ 71,100         0              $4,926
Vice President,                   1996     $221,250     $ 33,750       15,750           $5,081
Director of Operations            1995     $201,875     $ 28,595       33,750           $5,390

Walter Turek                      1997     $212,500     $109,300        7,500           $4,474
Vice President, Sales             1996     $199,375     $ 59,500       15,750           $4,180
                                  1995     $183,625     $ 63,452       20,250           $2,967

Eugene R. Polisseni               1997     $212,500     $ 65,100         0              $4,902
Vice President, Marketing         1996     $201,250     $ 30,750       15,750           $5,044
                                  1995     $186,375     $ 25,935       20,250           $5,184

John M. Morphy (3)                1997     $199,375     $ 61,500       22,500           $3,782
Vice President, Chief
Financial Officer & Secretary

(1) Represents Company contributions to the Paychex, Inc. 401(k) Incentive Retirement Plan as well as premiums paid by the Company for group term life insurance.
(2)  Resigned May 1997.
(3) Began with the Company in October 1995 and elected as Vice President, Director of Finance in July 1996 and elected Chief Financial Officer and Secretary in October 1996.

1997 Option Grants Table

   The following table sets forth stock options granted to the Company's Chief Executive Officer and the Company's five other most highly compensated Executive Officers during fiscal 1997. Under Securities and Exchange Commission ("SEC") regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen the 5% - 10% formula approved by the SEC. However, the ultimate value will depend on the market value of the Company stock at a future date, which may or may not correspond to the projections below.

                             Individual Grants
---------------------------------------------------------------------------------
                                                                                      Potential Realizable
                                                                                           Value at
                        Number of      % of Total                                   Assumed Annual Rates of
                         Shares         Options                                     Stock Price Appreciation
                        Underlying     Granted to     Exercise                         for Option Term (2)
                         Options       Employees       Price        Expiration      ------------------------
Name                    Granted (1)     in 1997       Per Share        Date               5%          10%
----------------------------------------------------------------------------------------------------------------
B. Thomas Golisano            0            0%          $    0                         $      0    $        0
John T. Carlen (3)       30,000          2.3%          $40.67        10/3/06          $767,252    $1,944,367
Edmund S. Russo               0            0%          $    0                         $      0    $        0
Walter Turek              7,500           .6%          $40.67        10/3/06          $191,813    $  486,092
Eugene R. Polisseni           0            0%          $    0                         $      0    $        0
John M. Morphy           22,500          1.7%          $40.67        10/3/06          $575,439    $1,458,276

(1) Options were granted from the Paychex, Inc. 1995 Stock Incentive Plan established for Directors, Officers and employees. Options are granted at prices not less than 100% of the fair market value of the common stock at the date of grant, unless the grant is under Section 422A of the Internal Revenue Code, in which case if the employee owns more than 10% of the outstanding common stock, the option price must be not less than 110% of the fair market value. The options granted are exercisable after two years in cumulative annual installments of 33 1/3% and expire ten
     (10) years from the date of grant.
(2) Represents potential realizable values net of the option exercise price but before any income taxes that the executives may have to pay. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, net the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) Mr. Carlen resigned May 31, 1997. Therefore, the 30,000 options granted will be forfeited in accordance with the terms of the 1995 Stock Incentive Plan.

Aggregated Option Exercises In The Last Fiscal Year And Fiscal Year- End Option Values

   The following table sets forth stock options exercised by the Company's Chief Executive Officer and the Company's five other most highly compensated Executive Officers during fiscal 1997, and the number and value of all unexercised options at year-end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's stock on May 31, 1997.

                                                        Number of Shares
                         Number                      Underlying Unexercised           Value of Unexercised
                       of Shares                           Options at                In-The-Money Options at
                       Acquired     Net Value             May 31, 1997                  May 31, 1997 (2)
                          on        Realized      -------------------------------------------------------------
Name                   Exercise       (1)         Exercisable   Unexercisable     Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------
B. Thomas Golisano        0           $0                  0             0         $         0    $        0
John T. Carlen (3)        0           $0             56,250             0         $ 1,496,352    $        0
Edmund S. Russo           0           $0            103,220        55,125         $ 3,172,414    $1,345,885
Walter Turek              0           $0            302,233        53,625         $10,018,362    $1,110,468
Eugene R. Polisseni       0           $0             19,575        42,075         $   546,881    $  984,630
John M. Morphy            0           $0                  0        22,500         $         0    $        0

(1) Represents market value of the Company's common stock at exercise date less the exercise price.
(2) Represents market value ($36.75 per share) of the Company's common stock at May 31, 1997, less the exercise price.
(3) Mr. Carlen resigned on May 31, 1997, and under the terms of the 1995 Stock Incentive Plan, the exercisable options will be forfeited after 90 days if not exercised. All unvested options at May 31, 1997, will be forfeited in accordance with the terms of the 1995 Stock Incentive Plan.

Performance Graph

   The following graph shows a five-year comparison of the total cumulative returns of investing $100 on May 31, 1992 in Paychex, Inc., common stock, the S&P Midcap 400 Index, the S&P Services (Data Processing) Super Composite ("S&P S(DP)") Index and the S&P Computer Software and Services ("S&P CS&S") Index. The S&P Midcap 400 Index represents a broad market group in which the Company participates. The S&P S(DP) Index was chosen as having a representative peer group of companies for the 1997 Proxy Statement, and includes Paychex, Inc.
In prior year Proxy Statements, the S&P CS&S Index was used as the peer group index. In July 1996, Paychex, Inc.'s direct competitors listed as peer companies in the S&P CS&S Index were replaced, and included in a new index: the S&P S(DP) Index. Therefore, the S&P S(DP) Index was chosen as the more appropriate index for the 1997 performance graph. The S&P CS&S Index is shown for transitional purposes only, as required by the Securities and Exchange Commission, and does not include a representative peer group of companies for the 1997 Proxy Statement. All comparisons of stock price performance shown assumes reinvestment of dividends.

                MEASUREMENT
                   POINT
  May 31,           1992     1993     1994    1995     1996     1997
----------------------------------------------------------------------
  Paychex, Inc.     $100     $160     $193    $269     $605     $763
  S&P CS&S          $100     $134     $161    $226     $316     $529
  S&P S(DP)         $100     $115     $135    $173     $242     $239
  S&P Midcap 400    $100     $119     $123    $140     $180     $213

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   Except as set forth below, the Company is not aware of any persons who held in excess of 5% of the Company's outstanding common stock at June 30, 1997.

                                        Amount and Nature of     Percent of
Name and Address                        Beneficial Ownership      Class (1)
------------------------------------------------------------------------------
More than 5% owners:
  B. Thomas Golisano                         12,672,103             11.6
  911 Panorama Trail South                       (2)
  Rochester, New York  14625

  Provident Investment Counsel, Inc.          5,634,356              5.2
  300 North Lake Ave.                            (3)
  Pasadena, California  91101

  Putnam Investments                          5,561,615              5.1
  One Post Office Square                         (4)
  Boston, Massachusetts  02109

Nominees for Election                        15,505,656             14.2
                                                 (5)
Five Highest Paid Executive
  Officers Other Than CEO(6):
    John T. Carlen                               56,250               (7)
    Edmund S. Russo                             124,508               (7)
    Walter Turek                                380,816               (7)
    Eugene R. Polisseni                       2,342,659              2.1
    John M. Morphy                                  799               (7)

All Directors and Officers of                18,542,844             17.0
the Company as a Group                           (8)

(1) Based upon the number of shares of common stock outstanding as of June 30, 1997, including shares which may be acquired within 60 days by exercise of options.
(2) See Footnote (1) to the table under "Nominees for Election" with respect to Mr. Golisano.
(3) As of April 30, 1997, based on a Schedule 13G filed with the Securities and Exchange Commission by Provident Investment Counsel, Inc., an investment adviser. According to the Schedule 13G, Provident Investment Counsel, Inc., has sole investment power with respect to all such shares and sole voting power with respect to 3,880,850 of such shares.
(4) These securities are owned by Putnam Investments, Inc. and through two wholly-owned registered investment advisors, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.
(5)  See page 2 for the list of Directors & Nominees & Footnotes (1) and (2).
(6) The amount for each Executive Officer includes the following shares which may be acquired within 60 days by exercise of options: John Carlen-56,250 shares; Edmund S. Russo-103,220 shares; Walter Turek-302,233 shares; and Eugene R. Polisseni- 19,575 shares.
(7)  Percentage is less than 1%.
(8) See Footnotes (1) and (2) to the table under "Nominees for Election." In addition, the total includes the following shares which may be acquired within 60 days by exercise of options: Daniel A. Canzano-87,716 shares; John Carlen-56,250 shares; Eugene R. Polisseni-19,575 shares; Diane Rambo-15,450 shares; Edmund S. Russo-103,220 shares; and Walter Turek-302,233 shares.

INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's independent public accountant since 1983 has been Ernst & Young LLP. Management expects to re-appoint this firm for fiscal 1998. However, it will not seek stockholder approval or ratification.
Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS AND INFORMATION

   As of the date of this Proxy Statement, Management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote the Proxy on such matters in accordance with their best judgment.

   The cost of solicitation of Proxies will be paid by the Company. In addition to solicitation by use of mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit Proxies personally or by telephone, telegraph or cable. The Company will reimburse any banks, brokers and other custodians, nominees and fiduciaries for their expenses in forwarding Proxies and Proxy solicitation material to the beneficial owners of the shares held by them.

PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

   Stockholder proposals for inclusion in the Proxy Statement for the next Annual Meeting of Stockholders must be received by the Company at its executive offices on or before April 10, 1998.

                                   BY THE ORDER OF THE BOARD OF DIRECTORS



                                   /s/ John M. Morphy
                                   --------------------
                                   John M. Morphy
                                   Secretary

Rochester, New York
August 8, 1997

                                  EXHIBIT A

                          CERTIFICATE OF AMENDMENT
                                     OF
                        CERTIFICATE OF INCORPORATION
                                     OF
                                PAYCHEX, INC.

Paragraph 4 of the Certificate of Incorporation is amended to read in its entirety as follows:

          4. The total number of shares of stock which the Corporation shall have authority to issue is 300,000,000 shares of common stock and the par value of each of such shares is $.01, amounting in the aggregate to $3,000,000.

                                PAYCHEX, INC.

                                    PROXY

   The undersigned hereby appoints B. THOMAS GOLISANO and JOHN M. MORPHY, or any one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 2, 1997, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said meeting.


I.   ELECTION OF DIRECTORS

[  ]     FOR all Nominees           [  ]     WITHHOLD all Nominees

B. Thomas Golisano, G. Thomas Clark, Donald W. Brinckman, Steven D. Brooks, Phillip Horsley, Grant M. Inman, Harry P. Messina, Jr. and J. Robert Sebo.

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CIRCLE SUCH NOMINEE'S NAME. YOUR PROXY WILL BE VOTED FOR THE REMAINDER.)


II.  AMENDMENT OF CERTIFICATE OF INCORPORATION

[  ]     FOR            [  ]     AGAINST            [  ]     ABSTAIN

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" THE EIGHT NOMINEES, AND "FOR" PROPOSAL II.






Dated:    ______________________________, 1997

Signed:   ______________________________

(Name of Stockholder to be signed exactly as it appears on this proxy)